Exhibit 6

AMENDMENT NO. 2

TO

RIGHTS AGREEMENT

     This Amendment (this “Amendment”) is made and entered into as of May 5, 2003, by and between LendingTree, Inc. (the “Company”), a Delaware corporation, and Wachovia Bank, National Association, formerly known as First Union National Bank (“Agent”).

RECITALS

     WHEREAS, the Company and Agent are parties to that certain Rights Agreement, dated February 22, 2000 and as amended September 28, 2000 (the “Rights Agreement”);

     WHEREAS, as of the date of this Amendment, the Distribution Date has not occurred;

     WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agreement may be amended at the direction of the Company without the approval of the stockholders of the Company prior to the Distribution Date;

     WHEREAS, the Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders that the Company enter into an Agreement and Plan of Merger by and among USA Interactive, Forest Merger Corp. and the Company (the “Merger Agreement”);

     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the interests of the holders of Rights are deemed to be coincident with the interests of the Company’s stockholders; and

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing.

     NOW, THEREFORE, in consideration of premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Agent hereby agree as follows:

     1.     Defined Terms. All capitalized terms used, but not defined, in this Amendment shall have the meanings given to such terms in the Rights Agreement.

     2.     Acquisition Group. The following subsection (d) is hereby added to Section 3 of the Rights Agreement:

(d) Notwithstanding any other provision of this Agreement to the contrary, (i) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (ii) neither USA Interactive, Forest Merger Corp. nor any of its Affiliates or Associates (collectively, the “Acquisition Group”) shall be deemed to be or to have become an Acquiring Person and (iii) no holder of Rights shall be entitled to any rights or benefits pursuant to Section 3, 7, 11 or 13 or any other provision of this Agreement, in each case by reason of (w) the announcement, approval, execution, delivery or performance of that certain Agreement and Plan of Merger by and among USA Interactive, Forest Merger Corp. and the Company, to be dated as of May 5, 2003 (the “Merger Agreement”), by the parties thereto, (x) the announcement, approval, execution, delivery or performance of those certain Voting Agreements by and among USA Interactive, the Company and the stockholders of the Company listed on Exhibit A to the Merger Agreement, each to be dated as of May 5, 2003 (the “Voting Agreements”), (y) the approval of the Merger Agreement by the respective boards or stockholders of the parties thereto or (z) the consummation of the transactions contemplated by the Merger Agreement; provided, however, that in the event that one or more members of the Acquisition Group collectively become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding in any manner other than pursuant to clauses (w), (x), (y) or (z) of this subsection (d) (such event being an “Amendment Terminating Event”), the provisions of this subsection (d) (other than this proviso) shall terminate immediately upon such Amendment Terminating Event.

     3.     Expiration Date. Section 7(a) of the Rights Agreement shall be deleted and replaced in its entirety with the following:

(a)Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with the payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) 5:00 PM, New York City time, on the tenth anniversary of the date of the consummation of the initial public offering of the Common Stock of the Company, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed or exchanged as provided in Sections 23 and 24 hereof, (iii) the expiration of the Rights pursuant to Sections 13(d) or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being referred to herein as the “Expiration Date”).

     4.     Consolidation, Merger or Sale or Transfer of Assets, Cash Flow or Earning Power. The first twelve words of Section 13(c) of the Rights Agreement shall be deleted and replaced in their entirety as follows:

The Company shall not consummate any such consolidation, merger, sale or transfer (other than, so long as no Amendment Terminating Event has occurred, any transactions contemplated by the Merger Agreement or any of the Voting Agreements)

     5.     Rights of Action. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the Merger Agreement, the Voting Agreements or any of the transactions contemplated in either the Merger Agreement or any of the Voting Agreements.

     6.     Merger Agreement. The Rights Agreement is hereby further modified and amended by adding a new Section 35 to the end thereof to read in its entirety as follows:

Section 35. Merger Agreement. Notwithstanding any other provision of this Agreement, neither the announcement, approval, execution or delivery of the Merger Agreement, the Voting Agreements or any of the transactions contemplated in either the Merger Agreement or any of the Voting Agreements is or shall be deemed to be a Section 11(a)(ii) Event or a Section 13 Event, nor

will such performance or consummation result in the occurrence of a Stock Acquisition Date, a Distribution Date, a Triggering Event or any other separation of the Rights from the underlying Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to either the Merger Agreement or the Voting Agreements; provided, however, that in the event of an Amendment Terminating Event, this section (other than this proviso) shall terminate immediately upon such Amendment Terminating Event.

     7.     Entire Agreement. This Amendment and the Rights Agreement shall constitute the entire understanding and agreement between the Company and Agent with regard to the subjects hereof and thereof.

     8.     No Other Modification. Except as set forth in this Amendment, the terms and conditions of the Rights Agreement shall remain in full force and effect.

     9.     Counterparts. This Amendment may be executed in multiple counterparts or originals, and by the different parties hereto in separate counterparts or multiple originals, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     10.     Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

     11.     Governing Law and Interpretation. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions of this Amendment to the maximum extent permitted by law.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

LENDINGTREE, INC.

By:	/s/ Douglas R. Lebda

Name: Douglas R. Lebda
Title: Chief Executive Officer

WACHOVIA BANK, NATIONAL ASSOCIATION
(formerly known as First Union National Bank)

By:	/s/ D. Ann Harris

Name: D. Ann Harris
Title: Corporate Trust Officer